Macy’s, Inc. Provides Preliminary First Quarter 2020 Sales and Operating Performance

•	February sales performance in line with expectations

•	COVID-19 pandemic significantly impacted March and April sales

•	Digital sales trend continues to improve

•	Business expected to return gradually, with most stores reopened by late June

NEW YORK--May 21, 2020-- Macy’s, Inc. (NYSE: M) today provided preliminary sales and operating results ranges for the first quarter of 2020. The company expects to provide select and preliminary first quarter 2020 financial results on June 9, 2020 and will release its first quarter earnings results and hold a related call on July 1, 2020.

Financial Highlights

	Estimated First Quarter 2020		First Quarter 2019
In millions	Low	High
Net sales	$3,000	$3,030	$5,504
Operating Income (Loss) (1)	$(1,110)	$(905)	$203

In millions	Estimated First Quarter 2020		First Quarter 2019
Cash and Cash Equivalents	$1,523		$737
Total Debt	$5,657		$4,721
(1) Operating Income / (Loss) excludes estimated pre-tax non-cash goodwill and long-lived asset impairment charges expected to be recorded for the first quarter of 2020. The company is currently performing impairment assessments for certain of our long-lived asset groups as well as goodwill.

“This is a challenging time for the country, for retail and for Macy’s, Inc. COVID-19 has impacted the lives of many of our colleagues and customers, and health and safety remain our top priority. We closed all of our stores - Macy’s, Bloomingdales and Bluemercury - on March 18, which had a significant impact on our first quarter results,” said Jeff Gennette, chairman and chief executive officer. “Looking back, our performance in February was solid and in line with our expectations, but we saw a precipitous decline in sales with the stores closure in March. As a developed omnichannel retailer, we experienced a steady uptick in our digital business in April, which was encouraging, but only partially offset the loss of sales from the stores. The digital performance was driven by strong execution and enhanced fulfillment options, including curbside pickup where allowed.”

“We began reopening our stores on May 4 and, as of this week, have approximately 190 Macy’s and Bloomingdale’s stores open in their full formats. We expect another 80 Macy’s stores to open for Memorial Day weekend. We have enhanced health and safety standards across all of our stores and facilities. We are also offering curbside pickup in many of our locations, including some stores that remain closed to the public. With two weeks of results from reopened stores, customer demand is moderately higher than we anticipated. Customers also responded positively to our Mother’s Day gifting strategy. Even in times of social distancing, our customers want to celebrate the special occasions in their lives, and we help them do that safely. We are closely watching consumer behavior as we reopen more stores, and we remain flexible as we navigate this crisis. We expect business to recover gradually. I want to thank our teams who are re-setting plans daily, innovating quickly and executing well,” Gennette continued.

“We notified our banking partners early on of our plans to access additional financing, and this process is on track. We are confident we will obtain this financing before it is needed, allowing us to improve our financial flexibility. We are taking the right steps to ensure that Macy’s, Inc. will emerge on the other side of this crisis a strong, resilient company and ready to serve our customers,” Gennette continued.

Today at 8:00am ET, Gennette and Paula Price, chief financial officer, will participate in a fireside chat with Matt Boss, managing director, senior research analyst at J.P. Morgan. Media and investors may access a live audio webcast of the presentation at www.macysinc.com/investors. A replay of the webcast will be available on the company’s website.

CFO Transition
As previously announced, Price has made the decision to leave the company as of May 31, 2020. She will continue in her current role until that date, and in order to support a well-ordered transition, Price will remain an advisor to the company through November 2020. Upon Price’s departure, Felicia Williams, a seasoned Macy’s, Inc. veteran who currently serves as senior vice president, controller and enterprise risk officer, will become interim chief financial officer. Williams will serve as interim chief financial officer until a permanent replacement has been named.

Williams has served in her current role since 2016. Previously, Williams was a vice president, responsible for enterprise risk and internal audit. Williams has been with Macy’s, Inc. since 2004 and has held various leadership positions across financial services, accounting and risk management. Prior to joining Macy’s, Inc., Williams held various roles at The Coca-Cola Company and Bristol-Myers Squibb. She is a Certified Public Accountant.

About Macy's, Inc.
Macy’s, Inc. (NYSE: M) is one of the nation’s premier omni-channel fashion retailers, with fiscal 2019 sales of $24.6 billion. The company comprises three retail brands, Macy’s, Bloomingdale’s and Bluemercury. Macy’s, Inc. is headquartered in New York, New York. For more information, please visit www.macysinc.com.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including the finalization of Macy’s financial statements as of and for the 13 weeks ended May 2, 2020, including the actual amount of the impairment charges that it expects to incur for the period, the effects of the novel coronavirus (COVID-19) on customer demand, its supply chain as well as its consolidated results of operation, financial position and cash flows, Macy's ability to obtain additional financing on commercially acceptable terms or at all, Macy’s ability to successfully implement its Polaris strategy, including the ability to realize the anticipated benefits within the expected time frame or at all, conditions to, or changes in the timing of proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of potential changes to trade policies, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet, catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, possible systems failures and/or security breaches, the potential for the incurrence of charges in connection with the impairment of intangible assets, including goodwill, Macy’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, regional or global health pandemics, and regional political and economic conditions, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:
Media - Blair Rosenberg
media@macys.com

Investors - Mike McGuire
investors@macys.com